Exhibit 99.1

ShoreTel Reports Financial Results for First Quarter Fiscal Year 2017

Hosted Revenue Growth Rate Increased;

All Gross Margin Lines Expanded for Second Consecutive Quarter

SUNNYVALE, Calif., Oct. 27, 2016 /PRNewswire/ -- ShoreTel® (NASDAQ: SHOR), the leading provider of brilliantly simple unified communications (UC) solutions and phone systems, today announced financial results for the first quarter of its fiscal year 2017, which ended September 30, 2016.

For the first quarter of fiscal 2017, total revenue was $86.3 million, compared to $90.0 million in the first quarter of fiscal 2016. GAAP net loss was $5.6 million, or $0.08 per share, in the first quarter of fiscal 2017, compared with a GAAP net income of $2.1 million, or $0.03 per diluted share, in the first quarter of fiscal 2016. Non-GAAP net income, which excludes stock-based compensation charges, amortization of acquisition-related intangibles, severance, other adjustments and related tax changes, for the first quarter of fiscal year 2017, was $0.6 million, or $0.01 per diluted share. This compares with a non-GAAP net income of $6.2 million, or $0.09 per diluted share, in the first quarter of fiscal 2016.

"In the quarter, our hosted revenue continued to grow as expected and is now the largest of our three revenue lines. Although the product revenue decline was greater than we anticipated, we have and will make the necessary cost adjustments to our financial model as our business transforms to a recurring revenue model," said Don Joos, president and CEO of ShoreTel. "We executed our five catalysts for growth, with global strength in the mid-market and our premises-to-cloud migration program providing solid contributions to our cloud bookings."

First Quarter of Fiscal 2017 Financial Highlights

Hosted revenues of $35.6 million in the first quarter of fiscal 2017 were up 21 percent year-over-year and 5 percent sequentially. GAAP hosted gross margin for the first quarter of fiscal year 2017 was 52.0 percent, compared with 53.0 percent in the first quarter of fiscal year 2016. Non-GAAP hosted gross margin was 55.0 percent in the first quarter of fiscal 2017, compared with 57.1 percent in the first quarter of fiscal 2016. The total number of installed customer seats increased 29 percent over the first quarter of fiscal 2016 to approximately 246,000. Hosted revenue churn was 4.0 percent annualized in the first quarter of fiscal 2017.

Product revenues of $31.8 million in the first quarter of fiscal 2017 were down 23 percent year-over-year and down 24 percent sequentially. GAAP product gross margin for the first quarter of fiscal year 2017 was 68.0 percent, compared with 67.5 percent in the first quarter of fiscal year 2016. Non-GAAP product gross margin was 68.1 percent in the first quarter of fiscal 2017, compared with 67.6 percent in the first quarter of fiscal 2016.

Support and services revenues of $18.8 million in the first quarter of fiscal 2017 were down 2 percent year-over-year and were flat sequentially. GAAP support and service gross margin for the first quarter of fiscal year 2017 was 75.2 percent, compared with 75.4 percent in the first quarter of fiscal year 2016. Non-GAAP support and service gross margin was 76.5 percent in the first quarter of fiscal 2017, compared with 76.5 percent in the first quarter of fiscal 2016.

GAAP total gross margin for the first quarter of fiscal year 2017 was 63.0 percent compared with 64.4 percent in the first quarter of fiscal year 2016. Non-GAAP total gross margin for the first quarter of fiscal year 2017, was 64.5 percent compared with 66.1 percent in the first quarter of fiscal 2016.

As of September 30, 2016, the company had $103.5 million in cash, cash equivalents and short-term investments and no outstanding debt.

Selected Operational Metrics

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	09/30/16	06/30/16	03/31/16	12/30/15	09/30/15
Recurring Revenue as a Percent of Total Revenue	61%	54%	58%	52%	51%

Annual Recurring Revenue Run Rate (in millions)	$ 211	$ 203	$ 198	$ 189	$ 184

Cloud Average Monthly Recurring Revenue Per Customer	$ 2,076	$ 2,135	$ 2,209	$ 2,244	$ 2,349

Cloud Monthly Average Revenue Per User (ARPU)	$ 50	$ 51	$ 52	$ 52	$ 53

Cloud Average # of Seats per Customer	42	42	43	44	44

Cloud Revenue Churn Rate Annualized	4.0%	5.8%	4.7%	6.4%	5.3%

Total Company Headcount	1,145	1,194	1,188	1,086	1,070

Note:	The above selected operating metrics for the quarters ended March, June and September 2016 incorporate the operating results of the two acquisitions that were completed during fiscal 2016.

First Quarter of Fiscal 2017 Business Highlights

Verizon Expands Reseller Agreement with ShoreTel

Verizon expanded its participation in ShoreTel's Champion Channel Partner Program. Verizon is now an authorized reseller of ShoreTel's Connect ONSITE solution in the United States, Europe and the Middle East.

Wipro and ShoreTel Form Partnership in India

Wipro Limited, a leading global information technology, consulting and business process services company, has joined ShoreTel's Champion Channel Partner Program and is now a reseller of ShoreTel's ONSITE solution in India. In addition, Wipro will provide research and development support to ShoreTel's Product organization. This new relationship is consistent with ShoreTel's recent investment to expand its India office and its customer footprint in the region.

ShoreTel Delivers Lowest Total Cost of Operations for UC&C and Telephony

An annual Nemertes Research study found that ShoreTel has the lowest total cost of operations across all sized deployments, both cloud and on-premises, for Unified Communications and Collaboration and IP Telephony.

To better reflect the rise of cloud and hybrid architectures, Nemertes analyzed real-world cost data, including capital, implementation, and ongoing operational costs, from 300 companies in three scenarios: companies with 100, 750, and 1,500 employees. In each scenario, ShoreTel has the greatest costs savings and lowest overall cost over a five-year period, when compared to the industry average and various providers for both on-premises and cloud. Providers included 8x8, Alcatel-Lucent, Avaya, Cisco, Microsoft, Mitel, NEC and Vonage.

ShoreTel Receives Industry Recognition

TMC, a global, integrated media company, has awarded ShoreTel Connect™ a 2016 Communications Solution Product of the Year award. ShoreTel Connect is a unique, single solution and user interface that provides business communications from the cloud, onsite or a hybrid combination of both.

ShoreTel Connect CLOUD has been recognized as a 2016 INTERNET TELEPHONY Hosted VoIP Award winner. The award honors services that have demonstrated innovation, unique features and noteworthy developments that improve functionality and usability for their customers.

ShoreTel received an award for Telecommunications Vendor of the Year at the ARN ICT Industry Awards 2016. Australian Reseller News (ARN) is an Australian print and online channel magazine, published by IDG. ShoreTel was recognized for its commitment to an indirect channel strategy and the expansion of its channel engagement model with the launch of its first local cloud offering, ShoreTel Hosted Voice.

For the third year in a row, ShoreTel was voted the best in Unified Communications & Collaboration in the recent Network World Asia Readers' Choice Product Excellence Awards. The awards are conferred based on votes from readers of Network World Asia magazine and portals. The readership was asked to vote for products that provide a consistent, unified user interface and user experience across multiple communication devices and media types. They picked ShoreTel over the rest of the industry for a variety of reasons, including customer satisfaction, value and the lowest total cost of ownership.

Mark Roberts Named Top Midmarket IT Executive by The Channel Company and Midsize Enterprise Summit

ShoreTel's Chief Marketing Officer, Mark Roberts, has been named to The Channel Company's Top Midmarket IT Executives list for the third year in a row. This annual list honors influential vendor and solution provider executives who have demonstrated an exceptionally strong commitment to the midmarket.

In his role, Roberts ensures that ShoreTel's marketing, demand generation and branding activities are aligned with the needs of all customer segments. ShoreTel has a large and growing base of midmarket customers across the globe. ShoreTel solutions are designed to serve midmarket customers who want more than simply a voice service, offering a flexible, feature-rich Unified Communications and collaboration solution that integrates with business applications, contact center and mobility applications, communication analytics and more.

Strategic Advisory Committee Formed to Review Strategic Alternatives

On August 4, 2016, ShoreTel announced that its Board formed a Strategic Advisory Committee of independent directors (the "Strategic Advisory Committee") to advise the Board in evaluating a range of strategic alternatives. The Strategic Advisory Committee continues to actively consider potential alternatives and ShoreTel does not intend to comment further regarding this review until the process is completed. There is no assurance that the review of strategic alternatives will result in any transaction or other strategic alternative. The Company has retained J.P. Morgan Securities LLC as its financial advisor and Fenwick & West LLP as its legal counsel to assist in this review process.

Business Outlook

ShoreTel is providing the following outlook for its fiscal second quarter of 2017 ending December 31, 2016:

  Total revenue is expected to be in the range of $84 million to $90 million.
  GAAP total gross margin is expected to be in the range of 62 percent to 63 percent.  Non-GAAP gross margin, which excludes approximately one and a half percentage points in stock-based compensation charges, amortization of acquisition-related intangibles and other adjustments, is expected to be in the range of 63.5 percent to 64.5 percent.
  GAAP total operating expenses are expected to be in the range of $59.0 million to $60.0 million. Non-GAAP operating expenses, which excludes approximately $3.0 million in stock-based compensation expenses, amortization of acquisition-related intangibles, and other adjustments, are expected to be in the range of $56.0 million to $57.0 million.

Conference Call Information

The Company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on Thursday, October 27, 2016. To access the conference call, dial + 1-844-802-2443 for callers in the U.S. or + 1-412-317-5136 for international callers and ask to join the ShoreTel call.

A live webcast will be available in the Investor Relations section of the Company's corporate website at http://ir.shoretel.com/ and an archived recording will be available beginning approximately two hours after the completion of the call. An audio telephonic replay of the conference call will also be available beginning approximately one hour after the completion of the call until November 10, 2016 by dialing + 1-877-344-7529 for callers in the U.S. or + 1-412-317-0088 for callers outside the U.S. and providing the conference identification number of 10094656.

Use of Non-GAAP Financial Measures

ShoreTel reports all required financial information in accordance with generally accepted accounting principles in the United States ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Many investors have requested that ShoreTel disclose this non-GAAP information because it is useful in understanding the company's performance as it excludes non-cash charges, other non-recurring adjustments and related tax changes, that many investors feel may obscure the company's true operating performance. Likewise, management uses these non-GAAP measures to manage and assess the profitability of its business. Other than with respect to future non-GAAP gross margin and future non-GAAP operating expenses, ShoreTel has provided a reconciliation of non-GAAP financial measures following the text of this press release. ShoreTel is unable to provide a reconciliation to the future non-GAAP gross margin and future non-GAAP operating expenses, as the amount of stock-based compensation expense is subject to a number of assumptions based on future events, such as stock price, volatility and the amount of awards granted, as well as the amount of any litigation fees, which are not possible to predict. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Legal Notice Regarding Forward-Looking Statements

ShoreTel assumes no obligation to update the forward-looking statements included in this release. This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the federal securities laws, including, without limitation, statements by Don Joos, statements regarding future growth and market opportunities, and statements in the "Business Outlook" section regarding ShoreTel's anticipated future revenues, gross margins and operating expenses (on a GAAP and non-GAAP basis) and other financial information. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the intense competition in our industry, our reliance on third parties to sell and support our products, our ability to continue to grow our cloud-based solutions, our ability to maintain our premises products, supply and manufacturing risks, the impact of service disruptions or security breaches, uncertainties related to global operations, our ability to control costs as we expand our business, unforeseen difficulties in integrating acquired employees, products and technologies, inability to retain acquired customers, difficulties in managing more dispersed business operations, our ability to attract, retain and ramp new personnel, potentially longer sales cycles, uncertainties inherent in the product development cycle, our ability to identify and execute on strategic opportunities, uncertainty as to market acceptance of new products and services, the potential for litigation in our industry, the impact of mergers and consolidations in our industry, the impact of the publicly-announced strategic review process on purchasing, the uncertain impact of global economic conditions and foreign exchange rates, including impact on customers' purchasing decisions, and other risk factors set forth in ShoreTel's Form 10-K for the year ended June 30, 2016.

About ShoreTel

ShoreTel, Inc. (NASDAQ: SHOR) is a leading provider of brilliantly simple unified communications (UC) products, cloud services and IP phone systems powering today's always-on workforce. Its flexible communications solutions for contact centers and cloud, onsite and hybrid UC environments eliminate complexity, reduce cost and improve productivity. Recognized for its industry-leading customer experience and support, ShoreTel's innovative contact center solutions, application integration, collaboration tools, mobility, SIP trunking and business phones enable users to communicate and collaborate no matter the time, place or device, with minimal demand on IT resources. ShoreTel is headquartered in Sunnyvale, Calif., and has regional offices and partners worldwide. For more information, visit shoretel.com.

ShoreTel, ShoreTel Connect and the ShoreTel logo are trademarks or registered trademarks of ShoreTel, Inc. in the United States and/or other countries. Verizon is a trademark or registered trademark of Verizon Communications Inc. in the United States and other countries. Wipro is a trademark or registered trademark of Wipro Limited in the United States and other countries. The Channel Company and Midsize Enterprise Summit are registered trademarks of The Channel Company in the United States and/or other countries. All other trademarks, trade names and service marks herein are the property of their respective owners.

Investor Contact:
Barry Hutton
Director, Investor Relations
408-962-2573
bhutton@shoretel.com

(Tables follow)

SHORETEL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	As of	As of
	September 30,	June 30,
	2016	2016

ASSETS
Current assets:
Cash and cash equivalents	$ 54,284	$ 61,726
Short-term investments	49,242	46,433
Accounts receivable - net	24,159	32,902
Inventories	15,475	12,488
Prepaid expenses and other current assets	15,404	13,420
Total current assets	158,564	166,969

Property and equipment - net	21,096	21,551
Goodwill	129,449	129,449
Intangible assets	16,675	18,788
Other assets	5,760	5,581
Total assets	$ 331,544	$ 342,338

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 16,128	$ 14,932
Accrued liabilities and other	14,765	20,397
Accrued employee compensation	14,493	18,925
Accrued taxes and surcharges	4,367	3,917
Deferred revenue	57,404	56,765
Total current liabilities	107,157	114,936

Long-term deferred revenue	20,520	20,940
Other long-term liabilities	3,741	3,733
Total liabilities	131,418	139,609

Stockholders' equity:

Common stock	382,116	379,088
Accumulated deficit	(181,990)	(176,359)
Total stockholders' equity	200,126	202,729

Total liabilities and stockholders' equity	$ 331,544	$ 342,338

SHORETEL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2016	2015

Revenue:
Product	$31,849	$41,533
Hosted and related services	35,622	29,402
Support and services	18,803	19,090
Total revenue	86,274	90,025
Cost of revenue:
Product	10,189	13,481
Hosted and related services	17,103	13,827
Support and services	4,659	4,705
Total cost of revenue	31,951	32,013
Gross profit	54,323	58,012
Gross profit %	63.0%	64.4%

Operating expenses:
Research and development	16,691	13,837
Sales and marketing	32,489	30,843
General and administrative	10,451	10,115
Settlements and defense fees	(51)	-
Total operating expenses	59,580	54,795
Income (loss) from operations	(5,257)	3,217
Other income (expense), net	(250)	(700)
Income (loss) before provision for income tax	(5,507)	2,517
Provision for income tax	124	403
Net income (loss)	$ (5,631)	$ 2,114
Net income (loss) per share:
Basic	$ (0.08)	$ 0.03
Diluted	$ (0.08)	$ 0.03

Shares used in computing net income (loss) per share:
Basic	67,609	65,266
Diluted	67,609	66,978

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,
	2016		2015
GAAP Product gross profit	$ 21,660		$ 28,052
Stock-based compensation charges	25	(a)	29	(a)
Amortization of acquisition-related intangibles	-	(b)	8	(b)
Severance costs	9	(d)	-	(d)
Non-GAAP Product gross profit	$ 21,694		$ 28,089
Non-GAAP Product gross margin	68.1%		67.6%

GAAP Hosted and related services gross profit	$ 18,519		$ 15,575
Stock-based compensation charges	85	(a)	384	(a)
Amortization of acquisition-related intangibles	977	(b)	826	(b)
Non-GAAP Hosted and related services gross profit	$ 19,581		$ 16,785
Non-GAAP Hosted and related services gross margin	55.0%		57.1%

GAAP Support and services gross profit	$ 14,144		$ 14,385
Stock-based compensation charges	126	(a)	212	(a)
Severance costs	113	(d)	-	(d)
Non-GAAP Support and services gross profit	$ 14,383		$ 14,597
Non-GAAP Support and services gross margin	76.5%		76.5%

GAAP total gross profit	$ 54,323		$ 58,012
Stock-based compensation charges	236	(a)	625	(a)
Amortization of acquisition-related intangibles	977	(b)	834	(b)
Severance costs	122	(d)	-	(d)
Non-GAAP total gross profit	$ 55,658		$ 59,471
Non-GAAP total gross margin	64.5%		66.1%

GAAP income (loss) from operations	$ (5,257)		$ 3,217
Stock-based compensation charges	3,207	(a)	2,772	(a)
Amortization of acquisition-related intangibles	1,879	(b)	1,655	(b)
Litigation, settlements and defense fees	(51)	(c)	-	(c)
Severance costs	1,158	(d)	-	(d)
Non-GAAP income from operations	$ 936		$ 7,644

GAAP net income (loss)	$ (5,631)		$ 2,114
Stock-based compensation charges	3,207	(a)	2,772	(a)
Amortization of acquisition-related intangibles	1,879	(b)	1,655	(b)
Litigation, settlements and defense fees	(51)	(c)	-	(c)
Severance costs	1,158	(d)	-	(d)
Deferred tax provision arising from tax impact of above items	6	(e)	(356)	(e)
Non-GAAP net income	$ 568		$ 6,185

Non-GAAP net income per share:
Basic	$ 0.01		$ 0.09
Diluted	$ 0.01		$ 0.09

Shares used in computing net income per share:
Basic	67,609		65,266
Diluted	69,330		66,978

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION FOOTNOTES
(Amounts in thousands)
(Unaudited)

		Three Months Ended
		September 30,
		2016	2015
(a)	Stock-based compensation included in:
	Cost of product revenue	$ 25	$ 29
	Cost of hosted and related services revenue	85	384
	Cost of support and services revenue	126	212
	Research and development	676	487
	Sales and marketing	959	862
	General and administrative	1,336	798
		$ 3,207	$ 2,772

(b)	Amortization of acquisition-related intangibles included in:
	Cost of product revenue	$ -	$ 8
	Cost of hosted and related services	977	826
	Sales and marketing	895	821
	General and administrative	7	-
		$ 1,879	$ 1,655

(c)	Litigation, settlements and defense fees included in:
	Settlements and defense fees	$ (51)	$ -
		$ (51)	$ -

(d)	Severance costs included in:
	Cost of product revenue	$ 9	$ -
	Cost of support and services	113	-
	Research and development	63	-
	Sales and marketing	966	-
	General and administrative	7	-
		$ 1,158	$ -

(e)	The deferred tax benefit (provision) arising from acquisition and tax impact of the items which are excluded in (a) to (d) above.

SHORETEL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FOR Q2 2017 PROJECTIONS
(Amounts in millions)
(Unaudited)

	Three Months Ending
	December 31, 2016

	Low	High
GAAP gross profit %	62.0%	63.0%
Adjustments for stock-based compensation	0.4%	0.4%
Adjustments for acquisition-related intangible amortization and other items	1.1%	1.1%
Non-GAAP gross profit %	63.5%	64.5%

Total GAAP operating expenses	$ 59.0	$ 60.0
Adjustments for stock-based compensation	$ 2.1	$ 2.1
Adjustments for acquisition-related intangible amortization and other items	$ 0.9	$ 0.9
Total non-GAAP operating expenses	$ 56.0	$ 57.0

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